EXHIBIT 5.1

[Wells Fargo & Company Letterhead]

May 13, 2009

Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

     I am Senior Counsel of Wells Fargo & Company (the “Company”) and, as such, I, together with other attorneys in the Wells Fargo Law Department, have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-154876) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of common stock, par value $1-2/3 per share, (the “Common Stock”) of the Company, and a Prospectus Supplement dated May 8, 2009 to the Prospectus dated October 30, 2008 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to an underwriting agreement dated May 8, 2009 (the “Underwriting Agreement”), between the Company and Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., as representatives of the several underwriters on schedule II thereto, under the Registration Statement of 392,150,000 shares of Common Stock (the “Common Shares”).

     I, or attorneys in the Wells Fargo Law Department under my direction, have examined such documents, records, and instruments as I have deemed necessary or appropriate for the purposes of this opinion.

     Based on the foregoing, I am of the opinion that the Common Shares have been duly authorized and, when issued and delivered against payment therefor as contemplated in the Underwriting Agreement, will be duly and validly issued, fully paid and nonassessable.

     In rendering the foregoing opinions, I have assumed (a) the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by me that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, and (b) the genuineness of such signatures appearing upon such public records, certifications, documents and proceedings. I express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and the federal laws of the United States of America. I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

     I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, I do not thereby imply or admit that I am an “expert” within the meaning of the Securities Act, or other rules and regulations of the Securities

Wells Fargo & Company
May 13, 2009

and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this Exhibit.

                                                                                                        Very truly yours,

                                                                                                        /s/ Jeannine E. Zahn

                                                                                                        Jeannine E. Zahn